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                                                                   EXHIBIT 23(B)

                CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS (ISRAEL)


          We consent to the incorporation by reference in Amendment Number 2 to Registration Statement No. 33-93842 on Form S-2 of PC Etcetera, Inc. of our report dated March 9, 1994, on the financial statements of Elron Electronic Industries Ltd. - ACE Division, included in the Current Report on Form 8-K of PC Etcetera, Inc. for an event dated August 12, 1994, as amended, and of our report dated February 28, 1995 on the financial statements of PC Etcetera Israel Ltd. included in the Annual Report on Form 10-KSB of PC Etcetera, Inc. for the year ended December 31, 1994, as amended, and to all references to our firm included in the foregoing Registration Statement.


                              LUBOSHITZ KASIERER & CO.
                              Certified Public Accountants (Israel)

Tel Aviv, Israel
February 12, 1996